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                                  EXHIBIT 10.1

                         DESCRIPTION OF COMPENSATION OF
                 L. WAYNE LOWREY, PRESIDENT AND CHIEF EXECUTIVE
                         OFFICER OF CBC HOLDING COMPANY



  Mr. Lowrey receives an annual salary of $86,000 and an annual travel allowance of $3,000. Mr. Lowrey's salary is reviewed annually by the Board of Directors of the Company with any increases being made soley in the dicretion of the Board. Mr. Lowrey participates in the Company's health and life insurance plans on the same basis as other officers of the Company. The Company also pays Mr. Lowrey's membership dues at a local country club and membership dues for the local rotary club. The Company does not currently have any stock option plans.